Exhibit 3.1

Exhibit A

RICI® LINKED - PAM ADVISORS FUND, LLC

(A Delaware limited liability company offering four series of limited liability company interests)

RICI® LINKED - PAM TOTAL INDEX SERIES

RICI® LINKED - PAM ENERGY SECTOR SERIES

RICI® LINKED - PAM METALS SECTOR SERIES

RICI® LINKED - PAM AGRICULTURAL SECTOR SERIES

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY INTERESTS CREATED HEREBY ARE BEING ACQUIRED FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER APPLICABLE SECURITIES LAWS.  THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF THESE INTERESTS REQUIRES THE CONSENT OF THE MANAGING MEMBER.

PRICE ASSET MANAGEMENT, INC.

Managing Member

RICI® LINKED - PAM ADVISORS FUND, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

1.	Name; Formation		1

2.	Registered Office; Principal Place of Business		2

3.	Business		2

4.	Term; Dissolution; Fiscal Year		3
	(a)	Term	3
	(b)	Dissolution	4
	(c)	Fiscal Year	4

5.	Capital Contributions and Capital Accounts		5

	(a)	Members’ Contributions	5
	(b)	Offering of Limited Liability Company Interests	5
	(c)	Limited Liability of Members	5
	(d)	Return of Members’ Capital Contributions	5

6.	Series of the Company		7

	(a)	Establishment of Series	7
	(b)	Assets and Liabilities Associated with a Series	7
	(c)	Ownership of Series Property	8
	(d)	Establishment of Initial Series of Interests	9

7.	Allocation of Profits and Losses		9

	(a)	Capital Accounts	9
	(b)	Monthly and Yearly Allocations	10
	(c)	Allocation of Profit and Loss for Federal Income Tax Purposes	10
	(d)	Definition of “Net Assets” or “Net Asset Value”	11
	(e)	Expenses; Reserves	11
	(f)	Managing Member’s Management Fee	12
	(g)	Managing Member's Support Services Fee	13
	(h)	Servicing Fee	13

8.	Duties of the Managing Member		13

	(a)	Management of the Company	13
	(b)	Services of Third Parties	14
	(c)	Limitation on Commodity Activity of the Managing Member	14

9.	Records; Reports to Members		14

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10.	Non-Assignability of Interests; Withdrawals; Distributions; Suspensions; Chargebacks to Current or Former Members; No Guarantee of Return of Capital		14

	(a)	Non-Assignability of the Limited Liability Company Interests	14
	(b)	Withdrawal of Capital	15
	(c)	Compulsory Withdrawal	15
	(d)	Exchange of Interests in a Series	16
	(e)	Distributions	16
	(f)	Suspension of the Determination of Net Assets and Withdrawals	16
	(g)	Chargebacks to Current or Former Members	17
	(h)	No Guarantee of Return of Capital	17

11.	Special Power of Attorney		17

12.	Admission and/or Substitution of Managing Member; Withdrawal of the Managing Member		18

13.	No Personal Liability for Return of Capital		19

13.	Standard of Liability and Indemnification		19

	(a)	Standard of Liability	19
	(b)	Indemnification of the Managing Member	19
	(c)	Indemnification of the Company	19

14.	Amendments		20

15.	Governing Law		21

16.	Miscellaneous		21

	(a)	Priority Among Members	21
	(b)	No Appraisal Rights	21
	(c)	Ownership	21
	(d)	Remedies for Breach; Effect of Waiver or Consent	21
	(e)	Further Assurances	22
	(f)	Notices	22
	(g)	Binding Effect	22
	(h)	Captions	22
	(i)	Confidentiality	22
	(j)	Consent to Jurisdiction	23
	(k)	Powers of Members	23
	(l)	Legal Effect; Manner of Execution	23
	(m)	Tax Elections; Determination of Matters Not Provided for in this Agreement	24

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RICI® LINKED - PAM ADVISORS FUND, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made as of April 22, 2010, by and among Price Asset Management, Inc., an Illinois corporation (“Price” or the “Managing Member”), and the other parties who shall execute this Agreement, whether by separate instrument or by becoming direct signatories hereto, as members (each, a “Member,” and collectively, the “Members” which shall include the Managing Member unless the context otherwise requires).

WITNESSETH:

WHEREAS, the Managing Member has formed a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (the “Act”) by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware;

WHEREAS, it is intended by the parties hereto that the Company shall have multiple series and that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series of the Company will be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series;

WHEREAS, the Company has been governed since its inception by a Limited Liability Company Agreement dated as of September 29, 2006, which was amended and restated as of May 24, 2007 and October 31, 2007; and

WHEREAS, the parties hereto desire to amend and restate this Agreement to: (1) set forth their respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations in and with respect to the Company and any Series (as hereinafter defined), as well as the respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations of persons who may hereafter be admitted to the Company as Members of a Series in accordance with the provisions hereof, and (2) provide for the management and conduct of the business and affairs of the Company and any Series as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Name; Formation.

The name of the limited liability company is RICI® Linked - PAM Advisors Fund, LLC (the “Company”).  The Managing Member may change the name of the Company from time to time without the consent of the Members, promptly notifying the Members of any such change.

The Managing Member has executed and caused a Certificate of Formation to be filed in accordance with the provisions of the Act and shall execute, file and record, as appropriate, such amendments, assumed name certificates and other documents as are or become necessary or advisable as determined by the Managing Member, and shall take all steps which the Managing Member may deem necessary or advisable to allow the Company to conduct business in any jurisdiction where the Company conducts business and to otherwise provide that Members will have limited liability with respect to the activities of the Company in all such jurisdictions.  Each Member hereby undertakes to furnish to the Managing Member a power of attorney which may be filed with the Certificate of Formation and any amendments thereto and such additional information as is required from him to complete such documents and to execute and cooperate in the filing or recording of such documents at the request of the Managing Member.

2.   Registered Office; Principal Place of Business.

The principal office of the Company shall be 141 West Jackson Boulevard, Suite 1340A, Chicago, Illinois 60604, or such other place as the Managing Member may designate.

Subject to the provisions of Section 18-104(b) of the Act, the registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office initially named in the Certificate of Formation or such other office (which may but need not be a place of business of the Company) as the Managing Member may designate from time to time in accordance with the provisions of the Act.  Subject to the provisions of Sections 18-104(c) and (d) of the Act, the registered agent for service of process on the Company required by the Act to be maintained in the State of Delaware shall be the registered agent initially named in the Certificate of Formation or such other person as the Managing Member may designate from time to time in accordance with the provisions of the Act.

The Managing Member may change the registered office and registered agent of the Company upon notice to the Members.

3.   Business.

The business and purpose of the Company and each separate and distinct investment portfolio of the Company (each, a “Series”) established by a writing (which includes this Agreement) signed by the Managing Member under and in accordance with the provisions of Section 6, pursuant to which the Managing Member establishes a Series (“Authorizing Resolution”), is to trade, buy, sell or otherwise acquire, hold or dispose of commodities, including futures and forward contracts, options contracts, swap agreements and other derivative instruments and any other rights pertaining thereto, so as to replicate, to the extent reasonably practicable within the discretion of the Managing Member, the component commodity positions of the Rogers International Commodity Index® (the “Index”) or a specific sub-sector of the Index (each, a “Sub-Index”), unless otherwise provided in an Authorizing Resolution.

Unless otherwise provided in an Authorizing Resolution, the Company and each Series shall have the following purposes, through their respective trading activities:

(a)   to purchase, sell, write and invest and trade in, within or without the United States, on margin or otherwise, commodities, commodity futures and forward contracts, rights and options, including puts and calls, and swap agreements and other derivative instruments with respect to commodities and commodity futures and forward contracts (collectively, “Commodity Interests”), including the making and covering of short sales of Commodity Interests;

(b)   to purchase, sell and invest in all manner of physical and “spot” market commodities within and without the United States;

(c)   to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, foreign currencies, foreign currency futures contracts, foreign currency forward contracts and rights and options relating thereto (collectively, “Currency Interests”), including the making and covering of short sales of Currency Interests;

(d)   to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, government and government agency bonds, debentures, notes, letters of credit, bankers’ acceptances, commercial paper, other securities, rights and options, including puts and calls, with respect to any of the foregoing (collectively, “Securities”);

(e)   to engage in any form of trading or investment activity within or without the United States which the Managing Member deems appropriate, without restriction or limitation, in furtherance of the Company’s and each Series’ business of replicating the component commodity positions of the Index and each Sub-Index, as the case may be, and to refrain from trading or investing in the Managing Member’s absolute discretion;

(f)   to purchase, sell and invest in United States government securities and financial investments including money market obligations; and

(g)   to engage in any other lawful act or activity within or without the United States for which limited liability companies may be organized under the laws of the State of Delaware.

The Company and each Series shall have the power to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to the carrying out of the foregoing purposes, including, without limitation, the power:

(aa)           to borrow money from banks, brokers or any of the Members, and to secure the payment of any obligations of the Company or any Series by hypothecation or pledge of all or part of the assets of the Company or any Series;

(bb)           to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Company or any Series;

(cc)           to open, maintain and close bank, brokerage and other accounts;

(dd)           to maintain one or more offices within or without the State of Illinois and in connection therewith to rent or acquire office space, engage personnel and do such other acts as the Managing Member may deem to be advisable or necessary in connection with such offices and personnel; and

 (ee)           to take such actions as the Managing Member may deem to be necessary or advisable in connection with the foregoing, including the retention of agents, independent contractors, attorneys, accountants, administrators, selling agents and investment counselors, including commodity trading advisors, and the preparation and filing of all tax returns with respect to the Company and each Series.

4.   Term; Dissolution; Fiscal Year.

(a)   Term.

The Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Act and whose existence shall continue until the Certificate of Formation is canceled.  The Certificate of Formation shall be canceled at the time and in the manner prescribed by Section 18-203 of the Act.  The existence of each Series shall commence upon the effective date of the Authorizing Resolution establishing such Series, as provided in

Section 6, and shall continue until such Series is terminated and wound up as provided in subsection (b) below.

(b)   Dissolution.

The Company shall be dissolved upon the first to occur of the following events, and, except as otherwise required by the Act or other applicable law, no other event shall cause the dissolution of the Company: (i) the Managing Member declares in writing that the Company shall be dissolved and gives notification thereof to the Members; (ii) withdrawal, insolvency, bankruptcy or dissolution of the Managing Member; provided, however, that no event shall cause the dissolution of the Company if at the time of such event there is at least one other managing member of the Company and such other managing member carries on the business of the Company (it being understood and agreed that this Agreement shall be deemed to permit the business of the Company to be carried on by such other managing member); or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

A Series shall be terminated upon the first to occur of the following events, and, except as otherwise required by the Act or other applicable law, no other event shall cause the termination of a Series: (i) the dissolution of the Company; (ii) an event set forth as an event of termination of such Series in the Authorizing Resolution establishing such Series; (iii) the Managing Member declares in writing that such Series shall be terminated and gives notification thereof to all Members of such Series; or (iv) the entry of a decree of judicial dissolution of such Series under Section 18-215(l) of the Act.

Dissolution, payment of creditors and distribution of the assets of the Company or the relevant Series shall be effected in accordance with the Act, and the Managing Member and each Member (and any assignee to which the Managing Member has consented) shall share in the assets of each Series pro rata in the ratio of the total of each Member’s capital account in each Series to the total of all Members’ capital accounts in each Series, less any amount owed by such Member (or assignee) to the Company or any Series.  Members shall be entitled to participate on dissolution only in the assets of the Series in which they were entitled to participate during the operation of the Series.

Nothing in this section shall impair the right of Members holding limited liability company interests (“Interests”) in the Company with an aggregate Net Asset Value exceeding 50% of the aggregate Net Asset Value of all Interests then held by Members to vote within 90 calendar days of foregoing events of dissolution of the Company to continue the Company on the terms set forth herein, and to appoint one or more managing members for the Company; provided, further, that any substitute managing member must assume the Managing Member’s obligations under the Company’s licensing arrangement with respect to the Index.

The death, incompetence, withdrawal, insolvency or dissolution of a Member shall not terminate or dissolve the Company, any Series, and such Member, his estate, custodian or personal representative shall have no right to withdraw or value such Member’s Interest except as provided in Section 10.

(c)   Fiscal Year.

The fiscal year of the Company and each Series shall begin on January 1 (except for the first fiscal year which, with respect to the Company, began upon formation of the Company and with respect to any Series, will begin upon execution by the Managing Member of the Authorizing Resolution relating to such Series) and end on December 31 of each year.

5.   Capital Contributions and Capital Accounts.

(a)   Members’ Contributions.

The Managing Member shall maintain a sufficient investment in the Company and each Series for the Company and each Series to be treated as a partnership for federal income tax purposes, which amount may be $0.  Each Member shall contribute cash to the relevant Series, which shall constitute the initial balance of such Member’s capital account.  The Managing Member shall have discretion to accept other assets valued at fair market value.  The aggregate of all contributions with respect to a Series shall be available to such Series to carry on its business and no interest shall be paid on any such contribution.

(b)   Offering of Limited Liability Company Interests.

The Interests shall be offered and sold exclusively on a private basis.  The Managing Member may limit or terminate the offering at any time, and, subject to the restrictions set forth in the preceding sentence, Interests may be sold in such manner as the Managing Member may determine.

The minimum initial capital contribution of a Member shall be $25,000; subsequent capital contributions shall be in $10,000 minimum amounts.  The Managing Member may, in its absolute discretion, accept or reject subscriptions, in whole or in part, and waive the minimum investment amounts. Such investment can be made effective the close of business on the last day of trading of a calendar month, on the later of (i) five business days following the receipt by the Managing Member of all appropriate subscription documents and any other documents requested by the Managing Member in its sole discretion; and (ii) three business days following receipt by the Managing Member of good funds representing the investment by check or wire transfer or at such other time as the Managing Member, in its absolute discretion, may determine.

(c)   Limited Liability of Members.

The Interests in the Company shall consist exclusively of Interests of beneficial ownership in the relevant Series.  No person who is a Member of a particular Series shall have any interest in any other Series unless such person is also a Member of such other Series.

No Member shall be liable for obligations of a Series in any amount in excess of the capital contributed by him to such Series, plus his share of profits attributable to such Series, if any, plus his share of undistributed profits and assets of such Series, including his obligation, as required by law and Section 10(g), under certain circumstances to return to such Series distributions and returns of contributions.  Each Member hereby agrees with the Managing Member that, upon written demand therefor by the Managing Member, such Member will promptly return to the relevant Series to which such Member has contributed capital all amounts for which such Member may be liable to such Series or its creditors under the Act.

(d)   Return of Members’ Capital Contributions.

Except to the extent that a Member shall be entitled to withdraw capital from his capital account(s) in accordance with the terms of this Agreement, no Member shall have any right to demand the return of his capital contribution(s) or any profits added thereto, except upon termination and dissolution of the Series to which he has contributed capital.  In no event shall a Member be entitled to demand property other than cash.

(e)   Contributions by Employee Benefit Plans and Plan Assets Entities.

(i)   Investment in Accordance with Law.

Each Member that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan,” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Member (a “Plan Fiduciary”), represents and warrants that (a) the Plan Fiduciary has considered an investment in the relevant Series for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in such Series for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in such Series by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in such Series has been duly authorized and approved by all necessary parties; (e) none of the Managing Member, any administrator of the Company, Price Futures Group, Inc., Uhlmann Price Securities, LLC, Man Financial Inc., Citibank, Michael Liccar & Co., P.C., Beeland Management Co., L.L.C., any marketing representative, any selling agent, any of their respective affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Interests; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Interests for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in such Series, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the Managing Member, any administrator of the Company, Price Futures Group, Inc., Uhlmann Price Securities, LLC, Man Financial Inc., Citibank, Michael Liccar & Co., P.C., Beeland Management Co., L.L.C., each marketing representative, each selling agent and each of their respective affiliates; and (iii) is qualified to make such investment decision.

(ii)   Disclosures and Restrictions Regarding Benefit Plan Investors.

Each Member that is a “benefit plan investor” (defined as any Plan and any entity (“Plan Assets Entity”) deemed for any purpose of ERISA or  Section 4975 of the Code to hold assets of any Plan) represents that the individual signing the Subscription Agreement on behalf of such Member has disclosed such Member’s status as a benefit plan investor by checking “Yes” in the applicable question in the Subscription Agreement.  Each Member that is not a “benefit plan investor” represents and agrees that if at a later date such Member becomes a benefit plan investor, such Member will immediately notify the Managing Member of such change of status.  In addition, each Plan Assets Entity agrees to promptly provide information to the Managing Member, upon the Managing Member’s reasonable request, regarding the percentage of the Plan Assets Entity’s equity interests held by benefit plan investors. Notwithstanding anything herein to the contrary, the Managing Member, on behalf of the Company and any one or more of any Series, may take any and all action including, but not limited to, refusing to admit persons as Members of a Series or refusing to accept additional capital contributions to such Series and requiring the withdrawal of the Interests of any Member of such Series in accordance with Section 10(c) hereof, as may be necessary or desirable to assure that at all times less than twenty-five percent (25%) of the total value of each “class of equity interests in such Series,” as determined pursuant to United States Department of Labor Regulation Section 2510.3-101 and Section 3(42) of ERISA, is held by benefit plan investors (not including capital accounts of the Managing Member, any person who provides investment advice for a fee (direct or indirect) with respect to such Series and individuals and entities (other than benefit plan investors) that are “affiliates,” as such term is defined in the applicable regulation promulgated under ERISA, of any such person) or to otherwise prevent such Series from holding “plan assets” under Section 3(42) of ERISA.

6.   Series of the Company.

(a)   Establishment of Series.

Subject to the provisions of this Agreement, the Managing Member may, at any time and from time to time, by Authorizing Resolution, establish one or more Series and authorize the issuance of Interests in such Series.  The Authorizing Resolution establishing one or more Series shall relate solely to the Series established thereby and shall not be construed:  (i) to affect the objectives, policies, restrictions and limitations in respect of the investments of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests in any other Series, or the Members thereof.

The Authorizing Resolution establishing a Series shall: (i) specify a name or names under which the business and affairs of such Series may be conducted; (ii) set forth, either expressly or by reference to another document or documents, the objectives, policies, restrictions and limitations in respect of the investments of such Series; (iii) designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests in such Series and the Members thereof (to the extent such terms differ from those set forth herein); and (iv) be effective as of the date specified therein (it being understood and agreed that, upon such effective date, the Series described in such Authorizing Resolution shall be deemed to have been established and the Interests in such Series shall be deemed to have been authorized in accordance with the provisions thereof).  The Authorizing Resolution establishing a Series may set forth specific provisions governing the rights of such Series against a Member of such Series who fails to comply with the applicable provisions of this Agreement (including, for the avoidance of doubt, the applicable provisions of such Authorizing Resolution) or such Member’s Subscription Agreement.

Series may differ in terms of investment objective and trading strategy, fees, permitted subscription and withdrawal dates and notice periods, minimum aggregate subscription amounts, investor eligibility requirements, legal restrictions, and in other respects.

(b)   Assets and Liabilities Associated with a Series.

(i)   Assets Associated with a Series.

All consideration received by the Company for the issuance or sale of Interests in a particular Series, together with all assets in which such consideration is invested or reinvested, and all income, earnings, profits and proceeds thereof, from whatever source derived, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, shall, subject to the provisions of this Agreement, be held for the benefit of the Members of such Series, and not for the benefit of the Members of any other Series, for all purposes, and shall be accounted for and recorded upon the books and records of the Company separately from General Assets (defined below) and any assets associated with any other Series.  Such consideration, and such assets, income, earnings, profits, proceeds, funds and payments, are herein referred to as “assets associated with” that Series.

In the event that there are any assets, income, earnings, profits and/or proceeds thereof, and/or any funds or payments derived from the reinvestment of such proceeds, that, in the Managing Member’s reasonable judgment, are not readily associated with a particular Series (collectively, “General Assets”), the Managing Member may allocate such General Assets to, between or among any one or more of the Series, in such manner and on such basis as the Managing Member deems fair and equitable, and any General Asset so allocated to a particular Series shall thereupon cease to be a General Asset and shall be deemed to be an asset associated with that Series.  Each allocation by the Managing Member pursuant to the provisions of this Section 6(b)(i) shall be conclusive and binding upon the Members of all Series.

(ii)   Liabilities Associated with a Series.

All debts, liabilities, expenses, costs, charges, obligations and reserves incurred by, contracted for other otherwise existing with respect to a particular Series shall be charged against the assets associated with that Series. Such debts, liabilities, expenses, costs, charges, obligations and reserves are herein referred to as “liabilities associated with” that Series.

In the event that there are any debts, liabilities, expenses, costs, charges, obligations or reserves incurred, contracted for or otherwise existing in relation to the Company that, in the Managing Member’s reasonable judgment, are not readily associated with a particular Series (collectively, “General Liabilities”), the Managing Member may allocate and charge (and, in the case of indemnification obligations that constitute General Liabilities, shall allocate and charge) such General Liabilities to, between or among any one or more of the Series, in such manner and on such basis as the Managing Member deems fair and equitable, and any General Liability so allocated and charged to a particular Series shall thereupon cease to be a General Liability and shall be deemed to be a liability associated with that Series.  Each allocation by the Managing Member pursuant to the provisions of this Section 6(b)(ii) shall be conclusive and binding upon the Members of all Series.

All liabilities associated with a Series shall be enforceable against the assets associated with that Series only, and not against the assets associated with any other Series (or against any General Assets), and except to the extent set forth above, no General Liabilities shall be enforceable against the assets associated with any Series. The Managing Member has caused notice of this limitation on interseries liabilities to be set forth in the Certificate of Formation, and, accordingly, the statutory provisions of Section 18-215(b) of the Act relating to limitations on interseries liabilities (and the statutory effect under Section 18-207 of the Act of setting forth such notice in the Certificate of Formation) shall apply to the Company and each Series.

Notwithstanding any other provision of this Agreement, no distribution on or in respect of Interests in a particular Series, including, for the avoidance of doubt, any distribution made to a Member in connection with any withdrawal from such Member’s capital account in such Series permitted or required under the provisions of this Agreement and any distribution made in connection with the winding up of such Series, shall be effected by the Company other than from the assets associated with that Series, nor shall any Member or former Member of a Series otherwise have any right or claim against the assets associated with any other Series (except to the extent that such Member or former Member has such a right or claim hereunder as a Member or former Member of such other Series or in a capacity other than as a Member or former Member).

(c)   Ownership of Series Property.

Title to and beneficial interest in Series Property (as defined below) shall be deemed to be held and owned by the Company or the relevant Series, and no Member or Members of such Series, individually or collectively, shall have any title to or beneficial interest in specific Series Property or any portion thereof.  Each Member of a Series irrevocably waives any right that it may have to maintain an action for partition with respect to its interest in the Company, any Series or any Series Property.

Any Series Property may be held or registered in the name of the Company or the relevant Series, the name of the Managing Member, the name of a nominee, or in “street name,” as the Managing Member may determine; provided, however, that (i) any Series Property for which legal title is held in the name of the Managing Member shall be held by the Managing Member for the use and benefit of the Company or the relevant Series in accordance with the provisions of this Agreement and (ii) Series Property shall be recorded as the property of the Company or the relevant Series on the Company’s books and records, irrespective of the name in which legal title to such Series Property is held.

Any corporation, brokerage firm or transfer agent called upon to transfer any assets to or from the name of the Company or any Series shall be entitled to rely upon instructions or assignments signed or purporting to be signed by the Managing Member or its agents without inquiry as to the authority of the person signing or purporting to sign such instruction or assignment or as to the validity of any transfer to or from the name of the Company or such Series.

For purposes of this Agreement, “Series Property,” at any particular time, means all interests, properties (whether tangible or intangible, and whether real, personal or mixed) and rights of any type contributed to or acquired by any one or more of the Series and owned or held by or for the account of any one or more of the Series, whether owned or held by or for the account of any one or more of the Series as of the date of the formation or establishment thereof or thereafter contributed to or acquired by any one or more of the Series.

(d)   Establishment of Initial Series.

Without limiting the authority of the Managing Member to establish and designate any further Series by Authorizing Resolution, the Managing Member hereby establishes and designates the following Series in the Company, as follows:

(i)    RICI® Linked - PAM Total Index Series;

(ii)    RICI® Linked - PAM Energy Sector Series;

(iii)    RICI® Linked - PAM Agricultural Sector Series; and

(iv)    RICI® Linked - PAM Metals Sector Series.

The terms and conditions for each Series established pursuant to this Section 6(d) shall be as set forth in this Agreement, the Subscription Agreement for the Interests in the Series and in the Company’s offering document describing the Series established hereby approved by the Managing Member.

7.   Allocation of Profits and Losses.

(a)   Capital Accounts.

The Managing Member shall cause each Series to establish and maintain for each Member of a Series, a capital account.  The initial balance of each Member’s capital account shall be the amount of his initial contribution to a Series.  Subsequent capital contributions may be added to such Member’s capital account for such Series as of the last day of the month as provided in Section 5(b).

(b)   Monthly and Yearly Allocations.

As of the close of business (as determined by the Managing Member) of the last day of each month or of the fiscal year, as the case may be, the following determinations and allocations shall be made:

(1)   The Net Assets (as defined in Section 7(d)) of each Series before deduction of the Management Fee (as defined below), the Support Services Fee (as defined below) and any Servicing Fee (as defined below) shall be determined.

(2)   Subject to subparagraph (3) and (5), any increase or decrease in Net Assets of a Series as of the end of the month, before deduction of Management Fees and Support Services Fees payable to the Managing Member pursuant to Sections 7(f) and Section 7(g) and Servicing Fees payable to such Member’s selling agent pursuant to Section 7(h) if applicable, shall be credited or charged to the capital accounts of each Member in the ratio that the balance of each account bears to the balance of all accounts with respect to such Series.

(3)   Management Fees and Support Services Fees payable by each Series to the Managing Member pursuant to Sections 7(f) and Section 7(g) shall be charged pro rata to the capital accounts of the Members with respect to such Series.

(4)   The amount of any distribution to a Member, any amount paid to a Member on withdrawal of all or a portion of an Interest, or the amount of any withdrawal by the Managing Member shall be charged to that Member’s capital account with respect to such Series.

(5)   The amount of any Servicing Fees deducted from a Member’s capital account and paid to such Member’s selling agent pursuant to Section 7(h) hereof shall be charged to that Member’s capital account with respect to such Series.

(c)   Allocation of Profit and Loss for Federal Income Tax Purposes.

    (i)    Each Series’ income and expense and capital gain or loss from its investment and trading operations shall be allocated among the Members pursuant to the following subparagraphs for federal income tax purposes.  Allocations shall be pro rata from (i) short-term gain or loss, (ii) long-term capital gain or loss and (iii) operating income or loss realized and recognized by such Series.

(1)   Items of income gain, loss, deduction and expense shall be allocated pro rata among the Members based on their respective capital accounts as of the last day of each month or of the fiscal year, as the case may be, in which such items accrue, after taking into account the allocation of Management Fees, Support Services Fees and Servicing Fees (if any) attributable to such Member.

(2)   Any gain or loss required to be taken into account in accordance with Section 1256 of the Code shall be considered a realized gain or loss for purposes of this Section 7(c).

(3)   In the event that an Interest has been assigned, the allocations prescribed by this Section 7(c) shall be made with respect to such Interest without regard to the assignment, except that in the year of assignment the allocations prescribed by this Section 7(c) shall be divided between the assignor and the assignee based on the number of months each held the assigned Interest.

(4)   The allocations set forth in this Section 7(c) are intended to allocate taxable profit and loss among Members generally in the ratio and to the extent that net profit and net loss are allocated under Section 7(b) so as to eliminate, to the extent possible, any disparity between a Member’s capital account and his tax basis account with respect to each Interest then outstanding, consistent with the principles set forth in Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

(5)   Notwithstanding anything herein to the contrary, in the event that at the end of any taxable year, any Member’s tax basis is adjusted for, or such Member is allocated, or there is distributed to such Member, any item described in Treasury Regulation Section 1.704-(b)(2)(ii)(d)(4), (5) or (6) in an amount not reasonably expected at the end of such year, and such treatment creates a deficit balance in such Member’s tax basis, then such Member shall be allocated all items of income and gain of a Series for such year and for all subsequent taxable years of such Series until such deficit balance has been eliminated.  In the event that any such unexpected adjustments, allocations or distributions create a deficit balance in the tax basis accounts of more than one Member in any taxable year, all items of income and gain of a Series for such taxable year and all subsequent taxable years shall be allocated among all such Members in proportion to their respective deficit balances until such deficit balances have been eliminated.  Upon the dissolution and termination of a Series, the Managing Member must contribute to a Series an amount equal to any deficit balance in its tax basis account.  This paragraph is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.  Under no circumstances shall any Member be obligated to a Series to restore any deficit balance in his tax basis account.

(d)   Definition of “Net Assets” or “Net Asset Value.”

Net assets associated with a Series shall mean the sum of all cash, plus U.S. Treasury bills or other securities at cost plus accrued interest, plus the liquidating value of all open commodity positions maintained by the Series, less all liabilities of the Series determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  The liquidating value of a futures or forward or swap (or other over-the-counter derivative) contract traded on an exchange, or through a clearing firm of an exchange, or through a bank or other forward or derivative dealer, shall mean the most recent available closing quotation on the exchange, clearing firm or bank or other forward or derivative dealer on or through which the contract is traded by the Series; provided that if a contract cannot be liquidated as of the end of a month due to operation of daily limits, the liquidating value of the contract on the first subsequent day on which the contract could be liquidated shall be deemed to be the liquidating value of the contract.

(e)   Expenses; Reserves.

Each Series will bear all expenses incurred in connection with its trading activities, including all brokerage commissions on commodity futures and options trades and brokerage commissions, spreads and mark-ups on forward and other derivative transactions, insurance and custody costs and expenses (if any), and direct operating expenses, including legal, accounting, administrative expenses, audit and tax preparation expenses, expenses associated with the administration of a Series, printing and mailing costs, government fees and any other operating expenses.  Each Series will be responsible for the taxes, if any, imposed on it (as opposed to those imposed on Members in respect of their investments).  In addition, a

Series may be required to pay certain extraordinary charges incidental to its trading or the cost of any litigation in which the Series may become engaged.  Any expenses of the Company as whole, and not specific to any Series, will be allocated ratably among the Series. For purposes of determining the amount of the liabilities associated with a Series, the Managing Member may estimate expenses that are incurred on a regular or recurring basis over yearly or other periods and treat the amount of any such estimate as accruing in equal proportions over any such period. The Managing Member shall provide the Company’s office at no expense to the Company and shall be responsible for the Managing Member’s own overhead costs.

As described in Section 10(b), withdrawals from any Series made prior to the end of the sixth full calendar month following a Member’s initial investment in such Series are subject to a withdrawal charge, payable to the Series, equal to 1% of the amount withdrawn, provided that such charge will not apply if the withdrawal is a deemed withdrawal resulting from a request to exchange Interests in an Existing Series to a New Series. The Managing Member may waive such charge in its sole discretion but generally does not anticipate doing so.  The withdrawal charge will not apply with respect to amounts withdrawn from one Series and invested in another Series (in a single exchange transaction).

The Managing Member will advance the costs incurred in connection with the organization and initial offering of the Company and each Series.  These organizational and initial offering expenses will be borne by the Series and allocated among them pro rata on the basis of each Series’ Net Asset Value at the date of commencement of trading operations. The Company and each Series will reimburse the Managing Member for organization and initial offering costs advanced, provided, however, that if no Series commences trading operations, the Company’s organization and initial offering costs will be borne by the Managing Member. Each Series will amortize its share of the Company’s organization and initial offering costs on a monthly basis over the thirty-six month period commencing with the end of its Initial Offering Period for subscription and withdrawal Net Asset Value purposes.  If such costs are material and cause a qualified opinion to be issued by the Company’s auditors, the Company may expense such costs in full for financial reporting purposes.

The Managing Member may from time to time establish such reserves as the Managing Member may determine to reflect contingent, uncertain, established or other potential liabilities.  Reserves shall reduce the relevant Series’ Net Assets, and when reserves are reversed the remaining balance shall increase the relevant Series’ Net Assets; provided, that the Managing Member may determine, in its sole discretion, to allocate reversals of a reserve to the Members not at the time of the applicable reversal but rather at the time such reserve was established.  In addition to reserves described above, the Managing Member may, at the time that any withdrawal is made by a Member, establish reserves with respect to such withdrawal in an attempt to ensure that the relevant Series is not adversely affected by such withdrawal.

(f)   Managing Member’s Management Fee.

Except as otherwise provided in an Authorizing Resolution, each Series will pay to the Managing Member in respect of each Member in the Series, monthly in arrears, a fee equal to 0.054167 of 1% of the month-end net asset value of each Member’s capital account in the Series (a 0.65% annual rate) (“Management Fee”).  The Managing Member’s capital account is not subject to the Management Fee.  The Managing Member may waive or reduce its Management Fee in respect of any Member without entitling any other Member to a similar waiver or reduction.

(g)   Managing Member’s Support Services Fee.

Except as otherwise provided in an Authorizing Resolution, each Series, commencing June 1, 2010, will pay to the Managing Member in respect of each Member in the Series, monthly in arrears, a fee equal to 0.0083 of 1% of the month-end net asset value of each Member’s capital account in the Series (a 0.10% annual rate) (“Support Services Fee”).  The Managing Member’s capital account is not subject to the Support Services Fee.  The Managing Member may waive or reduce its Support Services Fee in respect of any Member without entitling any other Member to a similar waiver or reduction.

(h)   Servicing Fee.

Members that are introduced and recommended by approved investment advisers registered with the Securities and Exchange Commission will not be charged the Servicing Fee (as defined below).  Members introduced to the Company by their selling agents will be charged a monthly servicing fee of up to 1% per annum as agreed, or as otherwise agreed between the investor and such investor’s selling agent (the “Servicing Fee”).  The Servicing Fee will be deducted from a Member’s capital account and paid to such Member’s selling agent monthly in arrears based on the month-end Net Asset Value of such Member’s capital account in a Series. Members introduced to the Company by selling agents may also be charged an up-front sales commission.

8.   Duties of the Managing Member.

(a)   Management of the Company.

The Managing Member, to the exclusion of the Members, shall conduct and manage the business of the Company.  The Managing Member shall be considered a “manager” of the Company and a “manager” of each Series within the meaning of Section 18-101(10) of the Act.

The Managing Member shall possess and may exercise full, complete and exclusive right, power and authority to manage and conduct the business and affairs of the Company and each Series, including but not limited to, making all investment decisions regarding the Company and each Series and taking all actions to effect the purpose of the Company and each Series as set forth in Section 3.  No person dealing with the Managing Member shall be required to determine its authority to make any undertaking on behalf of the Company or a Series, nor to determine any fact or circumstances bearing upon the existence of its authority.

Although nothing herein shall require the Managing Member to devote its full time or any material portion of its time to the Company or any Series, the Managing Member shall use reasonable efforts to further the businesses, purposes and activities of the Company and any Series and to devote to such businesses, purposes and activities such of its time and activity (and the time and activity of its employees) during normal business days and hours as it shall reasonably determine to be necessary for the Company and any Series to achieve their respective business objectives; provided, however, that nothing contained in this Section 8 shall preclude the Managing Member, any affiliate of the Managing Member and any member, partner, shareholder, director, officer, employee or agent of the Managing Member or any such affiliate from acting, consistent with the foregoing, either individually or as a member, partner, shareholder, director, trustee, officer, official, employee or agent of any entity, in connection with any type of enterprise (whether for or not for profit), regardless of whether the Company, any Series or the Managing Member has dealings with or invests in such enterprise.  No Member shall, by reason of any provision of this Agreement or the Managing Member’s carrying out the businesses, purposes and activities of the Company and the Series, be entitled to any interest, economic or otherwise, in any such enterprise.

(b)   Services of Third Parties.

The Managing Member may engage and compensate on behalf of the Company and any Series from funds of the Company or any Series such persons, firms or corporations, including any affiliates of the Managing Member or any other person or entity, as the Managing Member in its sole judgment shall deem advisable for the conduct and operation of the business of the Company or any Series.

(c)   Limitation on Commodity Activity of the Managing Member.

In no case shall the Managing Member or any of its principals take advantage of their knowledge of trades made or contemplated on behalf of a Series for their own trading; nor shall they knowingly trade in any manner to the detriment of a Series, either directly or indirectly, or in any manner take any advantage of their position with respect to any Series.  Direct trading between a Series and any account of or managed by the Managing Member or any of its principals is prohibited.

9.   Records; Reports to Members.

The Managing Member shall cause the Company to maintain complete and accurate books and records of the business of the Company, which shall include separate and distinct books and records for each Series.  The Managing Member shall keep and retain such books and records relating to the business of the Company and each Series as the Managing Member may deem necessary or advisable and as may be required by applicable law. The Company’s books shall be audited annually by an independent certified public accountant.  The Managing Member will use its best efforts to cause each Member to receive as soon as practicable after the close of each fiscal year certified financial statements of the Company (reflecting each Series) for the fiscal year then ended.  In addition, the Managing Member will report at least monthly to the Members the performance of each Series of which such Member is a Member for the preceding calendar month and year-to-date, the value of each Member’s Interest, and such other information as the Managing Member may deem appropriate and as may be required by applicable law.

Unless otherwise agreed with the Members, reports by the Managing Member to the Members shall be in writing and shall be sent by first class mail to the last known address of each Member.

10.   Non-Assignability of Interests; Withdrawals; Exchanges; Distributions; Suspensions; Chargebacks to Current or Former Members; No Guarantee of Return of Capital.

(a)   Non-Assignability of the Limited Liability Company Interests.

Each Member expressly agrees that he (i) is purchasing an Interest in a Series for investment and not with a view to the assignment, transfer or disposition of such Interest and (ii) will not assign, transfer, pledge or otherwise dispose of, by gift or otherwise, any part of such Interest or any part or all of his right, title and interest in the capital or profits of a Series without giving written notice of the assignment, transfer or disposition to the Managing Member that the proposed assignment, transfer or disposition is exempt from registration under the Securities Act of 1933, as amended, and receiving the prior written consent of the Managing Member; provided further that any such assignee make any required representations and meet any eligibility requirements as required by the Managing Member.  No assignee, except with the consent of the Managing Member (which consent may be withheld at its sole and absolute discretion), may acquire any rights against the Company or any Series.  If an assignment, transfer or disposition occurs by reason of the death of a Member or assignee, or by operation of law, such written notice may be given by the duly authorized representative of the Member or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the Managing Member.  The Managing Member need not, however, consent to any such assignment, but may elect instead to require the mandatory withdrawal of any Interest that would otherwise be assigned by operation of law.

Each Member agrees that with the consent of the Managing Member any assignee may become a substituted Member without the further act or consent of any Member.  A substituted Member shall have all rights and powers and shall be subject to all the restrictions and liabilities of his assignor except as described in the Act.  An assigning Member shall remain liable to the Company and the Series of which he is a Member as provided in the Act, regardless of whether his assignee becomes a substituted Member.

(b)   Withdrawal of Capital.

Except as otherwise provided in an Authorizing Resolution, a Member (or any assignee thereof) may require a Series to withdraw some or all of his capital account effective as of the end of any month on at least five business days after a request for withdrawal in acceptable form has been delivered to the Managing Member; provided, however, that a withdrawal charge, payable to the relevant Series, equal to 1% of the amount withdrawn shall apply to amounts withdrawn by a Member prior to the end of the sixth full calendar month following the date upon which such Member first invested in the relevant Series, provided that such charge will not apply if the withdrawal is a deemed withdrawal resulting from a request to exchange Interests in an Existing Series to a New Series.

Upon withdrawal, a Member (or any assignee thereof) shall receive an amount in cash or in kind equal to the value of the Interest withdrawn as of the effective date of withdrawal, less any amount owing by such Member (and his assignee, if any) to the relevant Series as provided herein.  An assignee shall not be entitled to withdrawal until the Managing Member has received written notice of and has consented to (as described in subparagraph (a) above) the assignment, transfer or disposition under which the assignee claims an interest in the Interest to be withdrawn and shall have no claim against any Series or the Managing Member with respect to distributions or amounts paid on withdrawal of Interests prior to the receipt by the Managing Member of such notice.  Payment will be made within a reasonable time of the date of withdrawal.  Subject to the provisions below, a Series may delay payment to Members requesting withdrawal of Interests of the proportionate part of the value of the Interests represented by the sums which are the subject of such delay.

Withdrawal proceeds will be paid within a reasonable time after the withdrawal date. A delay in payment of withdrawal proceeds may occur under special circumstances, including but not limited to, default or delay in payments due to a Series from futures brokers, cash managers, custodians, banks or other persons, market factors or other considerations. No interest shall be paid on such delayed payments.

No withdrawal shall be effective if, on or before the scheduled withdrawal date, the Company or a Series dissolves or the Managing Member gives notice of its intention to dissolve the Company or a Series.  Any withdrawal notices pending at the time that the Managing Member determines to dissolve the Company or a Series shall be rescinded ab initio and have no further force or effect.

No Member shall have the right to demand or receive property other than cash upon withdrawal of all or part of such Member’s capital account.

(c)   Compulsory Withdrawal.

Any Member may, at any time, for any reason and with no advance written notice from the Managing Member, be required to withdraw as a Member in the Managing Member’s sole discretion.

The Managing Member shall give notice (which need not be prior notice) to such Member of the date of such compulsory withdrawal.  Upon any such compulsory withdrawal, a Member will receive the Net Asset Value of his Interest as of the date of withdrawal.  Any such withdrawal shall be treated as, and be subject to all the limitations of, a voluntary withdrawal of capital as set forth herein, provided, however, that no withdrawal charge shall be charged on such compulsory withdrawal.

(d)   Exchange of Interests in a Series.

Investors may exchange their Interest in one Series (the “Existing Series”) for an Interest in another Series which has commenced trading operations (or which will be able to commence its operations at the next occurring month-end considering such exchange, other similar exchanges, and subscriptions received) (the “New Series”), without fees or penalty, as of the last day of any month, upon five business days’ prior written notice and submission to the Managing Member of an Additional Subscription and Exchange Subscription Agreement.  Such exchange will be treated as a withdrawal from the Existing Series and a subscription for the New Series.  An exchange may be requested for any multiple of $10,000; and the Managing Member may restrict such an exchange as of the end of a month if such exchange, in the Managing Member’s sole discretion, would adversely affect the remaining Members in the Existing Series by, for example, reducing the assets of the Existing Series to a level below the minimum level at which such Series can effectively manage its Index or Sub-Index tracking trading operations. If a request for an exchange is denied by the Managing Member at a certain month-end, the exchange will be considered at the end of each following month-end, unless the Member requesting the exchange withdraws the exchange request.  Investors may not effect more than four (4) exchanges during any calendar year.

(e)   Distributions.

Distributions shall be made in the sole discretion of the Managing Member.  Distributions need not be made pro rata to all Members of a Series based upon their respective capital accounts; provided that the capital account of each Member of the relevant Series which receives a distribution shall be correspondingly reduced.

(f)   Suspension of the Determination of Net Assets and Withdrawals.

Anything herein to the contrary notwithstanding, the Managing Member may suspend the determination of Net Assets and/or suspend withdrawals of any Series for the whole or any part of any period during which by reason of:  (i) a withdrawal would result in violation by the Company, any Series, the Managing Member or any of their respective affiliates of applicable securities or commodities laws or regulations or any other law of the United States or any other jurisdiction applicable to the Company, a Series, the Managing Member or any of their respective affiliates (including but not limited to anti-money laundering laws and regulations applicable to the Company, any Series, the Managing Member or any of the other service providers of the Company or any Series); (ii) any exchange or quotation system on which a significant portion of the assets of a Series is regularly traded or quoted is closed (other than for holidays) or trading thereon is generally suspended or limited; (iii) the prices or values of any assets of a Series cannot reasonably be promptly and accurately ascertained for any reason; (iv) trading by a Series, any exchange or quotation system is suspended or limited and the Managing Member determines that such suspension or limitation is material to such Series; (v) it is not possible to determine the exact Net Asset Value of a Series; (vi) the Managing Member determines in its sole discretion that a withdrawal could result in assets of a Series becoming “plan assets” under ERISA; or (vii) in order to effect orderly liquidation of the assets associated with such Series necessary to effect withdrawals. No interest will be paid with respect to amounts affected by suspension of the determination of Net Assets or withdrawals.

Notice of any suspension will be given to any Member of a Series who has requested a withdrawal.  If a withdrawal request is not withdrawn by a Member of such Series following notification of a suspension, the withdrawal will be completed as of the next month-end following the end of the suspension for such Series.

(g)   Chargebacks to Current or Former Members.

Even if a Member has rightfully received the return in whole or in part of his capital account, whether upon withdrawal or distribution, he shall nevertheless remain liable to the Company and the relevant Series for any sum, not in excess of the amount returned, without interest, to the extent necessary to discharge such Member’s allocable share of any loss, liability or expense attributable to events arising before such return.  Any Member found liable to the Company or a Series under this Section 10(g) shall also be liable for any and all costs and expenses incurred by the Company or a Series, including but not limited to attorneys’ fees and costs of litigation, in connection with seeking the return of the amounts due hereunder.

Each Member agrees, by subscribing for an Interest, to repay, if such Member has withdrawn  capital or received a distribution from a Series, and, irrespective of whether such Member remains a Member, to the Series any amount which the Managing Member may reasonably determine to be due to the Series from such Member under this Agreement, for example, due to any claims arising (prior or subsequent to such Member’s withdrawal from a Series) relating to events or circumstances (whether known or unknown at the time of such Member’s withdrawal) in existence while such Member was a Member in a Series, or in the event that the Net Asset Value at which such Member was permitted to withdraw is later determined to have been overstated or otherwise miscalculated due to circumstances, whether known or unknown to the Managing Member, in effect as of the date of such whole or partial withdrawal.  In no event shall any provision of this Section 10(g) require any Member to repay to a Series any amounts in excess of the amounts distributed to such Member by the relevant Series or withdrawn from a Series by such Member.

(h)   No Guarantee of Return of Capital.

No provision of this Agreement shall be construed as guaranteeing the return, by the Managing Member, the Company or by any Series, of all or any part of the capital contributions made to a Series by any Member.

11.   Special Power of Attorney.

Each Member by his execution of this Agreement does hereby irrevocably constitute and appoint the Managing Member and each principal of the Managing Member, with power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to (and deliver as may be appropriate) on his behalf and file and record in the appropriate public offices and publish (as may in the reasonable judgment of the Managing Member be required by law):  (i) this Agreement, including any amendments thereto duly adopted as provided herein; (ii) certificates of formation in various jurisdictions, and amendments thereto, and of assumed name or of doing business under a fictitious name with respect to the Company or a Series; (iii) to effect all conveyances and other instruments which the Managing Member deems appropriate to qualify or continue the Company or any Series in the State of Delaware and the jurisdictions in which the Company or a Series may conduct business, or which may be required to be filed by the Company, a Series or the Members under the laws of any jurisdiction or under any amendments or successor statutes to the Act, or reflect the dissolution or termination of the Company or any Series, or the Company or a Series being governed by any amendments or successor statutes to the Act or to reorganize or refile the Company or any Series in a different jurisdiction, provided that such reorganization or refiling does not result in a material change in the rights of the Members; (iv) to admit additional Members and, to the extent that it is necessary under the laws of any jurisdiction to file amended certificates or limited liability company agreements or other instruments to reflect such admission, to execute, file and deliver such certificates, agreements and instruments; (v) to file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Company or any Series; and (vi) all conveyances and other certificates, instruments and other documents that the Managing Member shall reasonably determine to be necessary, appropriate, advisable or convenient to reflect the dissolution and winding up of the Company or the termination and winding up of any Series pursuant to the provisions of this Agreement and the Act, including a certificate of cancellation of the Certificate of Formation.  The power of attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive and shall not be affected by the subsequent incapacity, disability or death of a Member.  Each Member agrees to be bound by any representation made by the Managing Member and by any successor thereto, acting in good faith pursuant to such power of attorney.  In addition to the power of attorney granted hereby, each Member agrees, upon the request of the Managing Member, to execute one or more special powers of attorney to the foregoing effect, in form and substance satisfactory to the Managing Member, on documents separate from this Agreement.  In the event of any conflict between such special powers of attorney and the power of attorney granted herein or between documents filed pursuant to such power of attorney and this Agreement, this Agreement shall control.

12.   Admission and/or Substitution of Managing Member; Withdrawal of the Managing Member.

Additional or substitute managing members, which may, but need not, be affiliates of Price, may be admitted and the Managing Member may withdraw, in the sole discretion of the Managing Member and without the Members’ consent; provided that the Managing Member shall give 45 days’ prior written notice to all Members of the proposed admission of any such additional or substitute managing member and, if relevant, the withdrawal of the Managing Member; provided, further, that any substitute managing member must assume the Managing Member’s obligations under the Company’s licensing arrangement with respect to the Index.  In connection therewith, the Managing Member may amend this Agreement to provide that any one or more of such additional managing members may possess and exercise any one or more of the rights, powers and authority of the Managing Member hereunder.

No additional managing member may be admitted to the Company or any Series at a time when Price is the managing member of the Company or such Series, unless Price expressly consents to such admission.

Except as otherwise provided above, the Managing Member may withdraw as the managing member of the Company and of each Series at any time following the admission of a substitute managing member or otherwise upon 90 days’ prior written notice to the Members. In that case, the Managing Member may withdraw all amounts in its capital account.

The Managing Member may be removed as managing member of a Series upon an affirmative vote of Members owning Units of such Series with an aggregate Net Asset Value exceeding 50% of the aggregate Net Asset Value of all Units of such Series then held by Members.  The Managing Member may be removed as managing member of the Company upon an affirmative vote of Members owning Units of each Series with an aggregate Net Asset Value exceeding 50% of the aggregate Net Asset Value of all Units of each such Series then held by Members. For purposes of the preceding two sentences, Units owned by the Managing Member, its affiliates and their respective officers and employees shall be disregarded.  Following a vote to remove the Managing Member as managing member of a Series, the Members of such Series may elect a replacement managing member by the affirmative vote of Members owning Units of such Series with an aggregate Net Asset Value exceeding 50% of the aggregate Net Asset Value of all Units of such Series then held by Members.  Following a vote to remove the Managing Member as managing member of the Company, the Members may elect a replacement managing member as provided in Section 4(b).  If removed pursuant hereto, the Managing Member shall be entitled to receive its Management Fee and Support Services Fee accrued through the date of such removal (pro-rated for partial periods).

13.   No Personal Liability for Return of Capital.

The Managing Member shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Member (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the Managing Member) of the Company or any Series.

13.           Standard of Liability and Indemnification.

(a)   Standard of Liability.

The Managing Member, its affiliates, and any member, partner, shareholder, director, officer, employee or agent of the Managing Member or any such affiliate (collectively, the “Managing Member Parties”) shall not be liable, responsible or accountable in damages or otherwise to the Company, any Series or to any of the Members, their successors or assigns except by reason of acts or omissions due to gross negligence or reckless or intentional misconduct.

(b)   Indemnification of the Managing Member.

The Company and the relevant Series shall indemnify, defend and hold harmless the Managing Member Parties from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Company or a Series from any source, including without limitation any demands, claims or lawsuits initiated by a Member (or assignee) or resulting from or relating to the offer and sale of Interests; provided that the conduct which was the basis for such liability was not found by a court of competent jurisdiction upon entry of a final judgment to be the result of gross negligence or reckless or intentional misconduct.  Nothing contained herein shall increase the liability of any Member to the Company or any Series beyond the amount of his capital and profits, if any, in the Company or any Series. All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Company or any Series or the withdrawal or insolvency of the Managing Member.

Indemnification of amounts reasonably claimed to be due to an indemnified party hereunder shall be advanced to such party upon such party’s written undertaking to repay, without interest, the amounts so advanced in the event, and to the extent, that indemnification is determined not to be due hereunder.

(c)   Indemnification of the Company.

In the event any Member breaches any provision or condition of this Agreement or violates any law or regulation applicable to such Member, such Member (or assignees, cumulatively) shall indemnify and reimburse the Company and/or any Series for all loss and expense incurred, including reasonable attorneys’ fees, solely in connection with such breach or violation, as the case may be.

14.   Amendments.

This Agreement (and, for the avoidance of doubt, any Authorizing Resolution) may be amended at any time with the consent of the Managing Member and Members owning Interests in the affected Series or all Series, as the case may be, with an aggregate Net Asset Value exceeding 50% of the Net Asset Value of all Interests then held by Members of the affected Series or all Series, as the case may be.  Members of the affected Series or all Series, as the case may be, may be required to respond in the negative to a proposed amendment within a certain time period, but not less than 20 calendar days, or be conclusively deemed to have consented to such amendment.  Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement (and, for the avoidance of doubt, any Authorizing Resolution); provided, however, that no such supplemental or amendatory agreement shall, without the written consent of the affected Member, reduce the capital account of any Member or modify the percentage of profits, losses or distributions to which any Member is entitled.

The Managing Member may amend this Agreement (and, for the avoidance of doubt, any Authorizing Resolution) without the consent of the Members of the affected Series or all Series, as the case may be, in order (a) to clarify any clerical inaccuracy, ambiguity or reconcile any inconsistency; (b) to add to the representations, duties or obligations of the Managing Member or surrender any right or power of the Managing Member for the benefit of the Members; (c) to amend this Agreement (and, for the avoidance of doubt, any Authorizing Resolution) to effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code, or the interpretations thereof affecting such allocations; (d) to attempt to ensure that the Company and each Series is not taxed as an association for federal income tax purposes; (e) so as to qualify or maintain the qualification of the Company as a limited liability company in any jurisdiction; (f) to delete or add any provision of or to this Agreement (and, for the avoidance of doubt, any Authorizing Resolution) required to be deleted or added by any federal or state agency or official or in order to opt to be governed by any amendment or successor statute to the Act; (g) to change the name of the Company or any Series and to make any modifications to this Agreement (and, for the avoidance of doubt, any Authorizing Resolution) to reflect the admission of an additional or substitute managing member; (h) to make any amendments to this Agreement (and, for the avoidance of doubt, any Authorizing Resolution) that is required by law; (i) to make any amendment that is appropriate or necessary, in the opinion of the Managing Member, to prevent the Company, any Series, the Managing Member, or their respective directors, officers or controlling persons from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended; (j) to take such actions as may be appropriate or necessary, in the opinion of the Managing Member, to avoid the assets of any Series from being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid any Series from engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 (c) of the Code; (k) to include specific business terms applicable to any additional Series of Interests offered by the Company; or (l) to change any one or more of the provisions hereof, remove any one or more provisions herefrom or add one or more provisions hereto, for such purpose or purposes as the Managing Member may deem necessary, appropriate, advisable or convenient, provided that, in the Managing Member’s reasonable judgment, such amendment could not reasonably be expected to have a material adverse affect on the Members of the affected Series.

This Agreement (and, for the avoidance of doubt, any Authorizing Resolution) may not be amended without the consent of the Managing Member.

Without obtaining the authorization or approval of any Member of any existing Series, the Managing Member may, by Authorizing Resolution, (i) establish a new Series and/or (ii) delete, replace or otherwise modify any provision of this Agreement solely with respect to the Series established thereby, provided that, in the Managing Member’s reasonable judgment, no existing Series or the Members thereof could reasonably be expected to suffer a material adverse effect by reason of such Authorizing Resolution or any such deletion, replacement or other modification.  It is understood and agreed that no existing Series or the Members thereof could reasonably be expected to suffer a material adverse effect by reason of any such Authorizing Resolution, deletion, replacement or other modification solely because any such new Series provides a different investment program and/or more favorable investment terms than an existing Series.

15.   Governing Law.

THE RIGHTS AND LIABILITIES OF THE MEMBERS SHALL BE AS PROVIDED IN THE ACT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND ANY AUTHORIZING RESOLUTION, AND THIS AGREEMENT, ANY AUTHORIZING RESOLUTION  AND THE OPERATION AND MANAGEMENT OF THE COMPANY AND EACH SERIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

16.   Miscellaneous.

(a)   Priority Among Members.

No Member shall be entitled to any priority or preference over any other Member in regard to the affairs of the Company or any Series.

(b)   No Appraisal Rights.

Except as may otherwise be determined by the Managing Member, Members shall have no appraisal rights in connection with any action taken by the Company or any Series, any amendment of the Certificate of Formation, this Agreement or any Authorizing Resolution.

(c)   Ownership.

The ownership of Interests of each Series shall be recorded on the books and records of the Company as are maintained for such Series under this Agreement, and no certificates certifying the ownership of Interests in a Series shall be issued except to the extent and in such manner the Managing Member may determine from time to time. The books and records of the Company and each Series as maintained by the Company and each Series shall be conclusive as to who are the holders of Interests in each Series and as to the balances of the capital accounts in each Series.

(d)   Remedies for Breach; Effect of Waiver or Consent.

A waiver or consent, express or implied, of or to any breach or default by any person in the performance by that person of his duties, responsibilities or obligations with respect to the Company or any Series is not a consent to or waiver of any other breach or default in the performance by that person of the same or any other duties, responsibilities or obligations of that person with respect to the Company or any Series.  Failure on the part of a person to complain of any act of any other person or to declare any other person in default with respect to the Company or any Series, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

(e)   Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall, promptly upon the request of the Managing Member: (a) execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and other documents; (b) make, or cause to be made, such additional filings, recordings and publishings; (c) provide, or cause to be provided, such additional information; and (d) do, or cause to be done, such further acts and things, in each case as may reasonably be determined by the Managing Member to be necessary, appropriate, advisable or convenient to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions hereof.  Without limiting the generality of the foregoing, each Member shall, promptly upon the request of the Managing Member, execute and deliver or caused to be executed and delivered such certificates, instruments and other documents, and make or cause to be made such filings, recordings and publishings, as the Managing Member reasonably determines to be necessary, appropriate, advisable or convenient to comply with the requirements for the operation of the Company or any Series as a limited liability company or series, respectively, under the Act and the qualification of the Company or any Series to do business in any jurisdiction in which the Company or such Series owns property or conducts business.

(f)   Notices.

Except as otherwise agreed with a Member, all notices under this Agreement shall be in writing and shall be deemed to have been duly given if (a) personally delivered; (b) sent by facsimile, e-mail, digital image file or any other electronic format; (c) mailed by pre-paid certified mail; or (d) sent by reputable overnight courier, in each case to the last known address, facsimile number or email address, as the case may be, of each Member.

(g)   Binding Effect.

This Agreement shall inure to and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs and personal representative representatives.  For purposes of determining the rights of any Member hereunder, the Managing Member may rely upon the records of the Company and the Series as to who are Members, and all Members agree that their rights shall be determined and that they shall be bound thereby.

(h)   Captions.

Captions in no way define, limit, extend or describe the scope of this Agreement or the effect of any of its provisions.

(i)   Confidentiality.

Each Member agrees that he and anyone having knowledge through him shall not make independent use of or knowingly disclose to any other person any aspect of the Managing Member’s strategy and asset allocation which has not been publicly disclosed by the Managing Member, an affiliate thereof, or the owner of the Index, except that a Member may communicate such information in confidence to his personal attorneys, accountants, investment advisers and tax advisers as is relevant to their services.  Notwithstanding the foregoing, or anything to the contrary in the Company’s offering memorandum or Subscription Agreement (or similar instrument), a Member (and each employee, representative, or other agent of a Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction or transactions offered by, or discussed in, the Company’s offering memorandum or this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.  This authorization of tax disclosure is retroactively effective to the commencement of the first discussions between the Managing Member or the Company and any Member (or person who subsequently became a Member) regarding the transactions contemplated in the Company’s offering memorandum or herein.

(j)   Consent to Jurisdiction.

ANY ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THE AFFAIRS OF THE COMPANY, ANY SERIES OR THE MANAGING MEMBER SHALL BE BROUGHT AND ENFORCED IN THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS OR, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE, IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND THE MEMBERS, THE COMPANY, EACH SERIES AND THE MANAGING MEMBER IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  THE MEMBERS, THE COMPANY, EACH SERIES AND THE MANAGING MEMBER IRREVOCABLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS OR, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE, IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k)   Powers of Members.

The Members shall take no part in the conduct or control of the business of the Company or a Series and shall have no authority or power to act for or to bind the Company or any Series. Except as specifically provided herein, nothing contained herein shall be construed to constitute any Member the agent of any other Member or the Managing Member.  No provision of this Agreement shall be deemed or construed to constitute the Company or any Series a partnership (including without limitation, a limited partnership) or joint venture, of any Member or the Managing Member,  or a partner or joint venturer of or with any Member or the Managing Member, for any purpose other than federal and state tax purposes.  No Member, as such, shall be entitled to any salary, draw or other compensation from the Company or any Series.

(l)   Legal Effect; Manner of Execution.

This Agreement shall be binding on the executors, administrators, estates, heirs, legal survivors, successors and permitted assigns of the Company or a Series, and may be executed by power of attorney embodied in a Subscription Agreement or similar instrument or by executing a Subscription Agreement or similar instrument with the same effect as if the parties executing the Subscription Agreement or similar instrument had all executed one counterpart of this Agreement; provided that this Agreement may also be executed in several counterparts provided that each separate counterpart shall have been executed by the Managing Member.

(m)   Tax Elections; Determination of Matters Not Provided for in this Agreement.

 The Managing Member is designated as the “Tax Matters Partner” for the Company and each Series and shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law.

The Managing Member shall be empowered to decide in a fair and equitable manner any questions arising with respect to this Company, any Series or to this Agreement, and to make such provisions as the Managing Member deems to be in, or not opposed to, the best interests of the Company or a Series but which are not specifically set forth herein.

(n)   Amendment; Restatement.  This Agreement amends and restates all prior limited liability company agreements of the Company in their entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

Managing Member Price Asset Management, Inc.
Members
All Members now and hereafter admitted as members of the Company and the Series pursuant to powers of attorney now or hereafter executed in favor of, and delivered to, the Managing Member.

By:  Price Asset Management, Inc.

By:_______________________________ Name: Title:	By:_______________________________ Name: Title: